                                                                    Exhibit 15.1

July 29, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We are aware that our report dated July 20, 2004 on our review of interim financial information of Visteon Corporation (the "Company") for the three and six month periods ended June 30, 2004 and June 30, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758,
333-40202, 333-87794, and 333-115463) dated June 21, 2000; June 21, 2000; June
26, 2000; May 8, 2002; and May 13, 2004 respectively.


Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP